Exhibit 10.1

[FAGEN	501 WEST HIGHWAY 212 P.O. BOX 159 GRANITE FALLS, MINNESOTA 56241
ENGINEERING LLC]	PHONE (320) 564-4573
FAX (320) 564-4861

June 27, 2006

Little Sioux Corn Processors
Attention: Mr. Steve Roe
4808 F Avenue
Marcus, IA 51035

Dear Steve,

Thank you for requesting a proposal from Fagen Engineering LLC to perform the electrical design services for grains area expansion at Little Sioux Corn Processors.

Our understanding is the project will consist of installing two new concrete silos with integrated day bin, scalping floor, grinding day bin, four new hammermills, and MCC room to be constructed west of the existing concrete corn storage silos.  In addition, the existing corn silos will be modified to have a flat bottom, a new DDG receiving filter will be added along with the existing DDG building being expanded with an additional loadout pit and conveyors.  McCromick drawing F1, Revision 1dated 5/17/05 forms the basis for the proposal.

Based on the information we have received, Fagen Engineering proposes to perform the following scope of work for the complete electrical and control design:

•                  Coordinate electrical requirements with McCormick Construction.

•                  Field verify existing conditions.

•                  Size and specify all electrical gear.

•                  Size all feeders.

•                  Create one-line diagrams.

•                  Design and develop grounding drawings.

•                  Design and develop underground drawings.

•                  Design and specify all lighting.

•                  Revise existing grains P&ID to include new equipment.

•                  Specify and furnish 26 speed switches, 4 speed transmitters, 12 level switches, 4 level transmitters, and 2 elevator leg monitoring system.

•                  Design and develop instrument loop drawings.

•                  Design and develop motor control elementary drawings.

•                  Furnish all electrical control panels containing the PLC controls hardware, reversing contractors for the electric gates, and all communication hardware (excluding cabling) to interface the new PLC control system to the existing system.  The complete system shall consist of the following:

CP-100 is located in the process server or MCC room.]

•                  CP-100 contains the following hardward:

o                 1-media converter from CP-101 to DCS Ethernet.

o                 1-media converter power supply.

o                 Fiber patch cable from media converter to patch panel

o                 COM-100 a 12 port fiber patch panel.

CP-101 will be a centrally located PLC to operate the grains and DDG systems.  Each FVR contractor shall have a light indicating position.  Panel gate indicators are green = open and red = closed.  Diverter indicators are green = A and green = B.  Spout indicators are green = up and green = down.  All I/O modules shall have terminals associated such that field wiring does not land directly on I/O modules.

o                 CP-101 contains the following hardware:

•                  1-17 slot rack with power supply

•                  1-L55 Allen Bradley Controllogix processor.

•                  1-ENBT Ethernet module.

•                  1-CNB Controlnet module.

•                  1-DHRIO Remote I/O module

•                  7-IA16I digital isolated input modules.

•                  4-OW16I digital output modules.

•                  1-IF16 analog input module.

•                  1-power supplies for Ethernet switch, media converters

•                  1-Controlnet extender coax/fiber to CP-105.

•                  1-Power supply for Controlnet extender.

•                  FVR IEC starters with overload protection as specified.  Each has a light indicating position and a hand, off, auto switch located on door front.

•                  1-Panelview Plus 1000 Ethernet communication.

•                  1-8 Port Ethernet switch.

•                  1-media converter to DCS, Ethernet.

•                  1-media converter to CP-104, Ethernet.

•                  Fiber patch cables from media converters to patch panel

•                  Patch cables from media converters to Ethernet switch.

•                  1-Warning strobe indicating DDG reclaim is operating to be supplied separate of CP-101 and installed by others.

•                  COM-101 a 24 port fiber patch panel.

•                  1-Anybus communication module for leg monitoring system.

•                  2-speed transmitters as specified on bid list.

•                  1-leg monitor junction box CP-108.

•                  Leg monitors as specified are 1-power supply for the compuwatt and Anybus modules.

•                  Enclosed in CP-108 within CP-101.

•                  1-1000 foot spool of cable for leg monitor system.

•                  Enclosure sized according to UL regulations.

Hardware to be installed in the existing grains control panel

1-1747-ASB Remote I/O module

CP-104 will be a table top Allen Bradley panelview plus 1000 remote panel located in the grains control room.

o                 CP-104 contains the following hardware:

•                  1-Allen Bradley panelview plus 1000.

•                  1-panelview power supply.

•                  1-media converter from CP-104 to CP-101 Ethernet

•                  ~16 ft fiber patch cord

•                  Enclosure sized according to UL regulations.

CP-105 will be a grains roof top located Allen Bradley Flexlogic remote panel to operate the elevated grains system.  Gate indicators are green = open and red = closed.  All I/O modules shall have terminals associated such that field wiring does not land directly on I/O modules.

•                  CP-105 contains the following hardware:

•                  Flexlogix Controlnet communication card.

•                  1-Controlnet extender coax/fiber to CP-101.

•                  1-Power supply for Controlnet extender.

•                  1-Pre-terminated fiber cable to CP-101.

•                  1-Patch coax cable from Controlnet extender to Flexlogix Controlnet port.

•                  Flexlogix power supply

•                  1-IE8 analog input module

•                  1-IA8I digital input modules

•                  1-OA8I digital output modules.

•                  FVR IEC starters with overload protection as specified.  Each has a light. indicated position and a hand, off, auto switch located on door front.

•                  1-Enclosure heater

•                  1-Enclosure fan

•                  1-Temperature sensor input ranged -30F to 150F

•                  Exterior weather cover for switches and indicators.

•                  Enclosure sized according to UL regulations.

•                  Develop software programming for the new PLC hardware and existing hardware in support of the new equipment integrating safety features, interlocks and operations of the new equipment with the existing equipment.

•                  Provide control narrative of control system.

•                  Provide System Operating Procedures (SOP’s)

•                  Provide Control Panel drawing.

•                  Update O & M manuals.

•                  Perform commissioning and testing of installed control system.

Start up:

•                  The proposal is based on two(2), five (5) day startup and commissioning trips.  The first trip will startup the new grain handling facilities, and the second trip will startup and re-integrate the reviewed original grain handling system into the control system.  Each startup session will require a minimum of one plant supplied electrician (of Contractor Electrician) and one representative of the Mechanical Equipment Contractor to assist with check out and start up.  Plant maintenance personnel should be encouraged to help with startup.  Training will be scheduled after each completed startup session for the new system and the revised existing system.  The startup will be coordinated with Little Sioux Corn Processors.  An additional $1000.00 per day plus expenses will be charged if the systems are not properly wired prior to each startup and each startup lasts beyond their allocated five day period.  The entire system may need to be shutdown to make some of the changes.

Clarifications:

•                  Fagen Engineering will not be responsible for any permitting required for the completion of this project.

•                  Fagen Engineering has assumed the conveyor slack chain switches, conveyor plus switches, the gate position limit switches are being supplied with the equipment.

•                  Proposal includes freight to Little Sioux Corn Processors in Marcus, Iowa.

•                  Includes panel drawing.

•                  Does not include any Fiber optic cable termination.

•                  Does not include mounting of any instruments or control panels.

•                  Does not include any installation or cable.

•                  The above prices do not include any equipment or drawings not listed above.

•                  This quote is valid for 30 days unless stated otherwise.

•                  Down payment of 35% is required to begin project.

•                  Sales Tax is included in this proposal.

•                  Progress payments will be required on a monthly basis.

Fagen Engineering proposes to perform the above mentioned scope of work for a fee of $258,895.00 plus reimbursable expenses per the attached reimbursable schedule.

It was discussed that an option to be presented to replace the Watchdog elevator leg monitoring systems on the three existing bucket elevators that will remain.  The fee to supply the equipment and incorporate the three elevator leg monitoring systems in the control system would be $3,459.00.

We also discussed an option to allow the control system to be connected to a Little Sioux Corn Processor supplied DSL connection.  This connection would allow parties with the secure passwords to access the control system via the internet to trouble shoot, view alarms, make system updates, etc.  The proposed hardware would consist of:

CP-050 is located in a dedicated space provided by the client in the office building.

•                  CP-050 contains the following hardware:

•                  1-media converter from CP-050 to CP-104 Ethernet.

•                  1-firewall module.

•                  1-media converter, firewall module power supply

•                  ~16 ft fiber patch cord

•                  Enclosure sized to UL regulations

Additional hardware to be installed in CP-104

•                  1-media converter from CP-104 to CP-050 Ethernet

•                  1-media converter power supply

•                  1-4 Port Ethernet switch

•                  ~16 ft fiber patch cord

The fee to provide the above hardware for the DSL connection is $2725.00.

It is our understanding that Little Sioux Corn Processors would like the existing corn receiving, storage, and hammermill area to reamin in operation until the new system is operational.  After the new system is commissioned, the modifications for the existing corn receiving facility will commence.  However as the design for the project proceeds, we may identify items that may require shutdown of the grain handling system to perform tie-ins.  Once these items are identified, we will work with Little Sioux to schedule these shutdowns to minimize the downtime.

Please sign and date below each option identifying acceptance of the option.  I have attached two copies, please return one executed copy.

Base Proposal: $258,895.00

/s/ Steve Roe	7-10-06
Mr. Steve Roe	Date

Leg Monitoring Option: $3,459.00

/s/ Steve Roe	7-10-06
Mr. Steve Roe	Date

DSL Option: $2725.00

/s/ Steve Roe	7-10-06
Mr. Steve Roe	Date

Please contact me with any questions or comments.

Sincerely,

FAGEN ENGINEERING LLC

Tracey L. Olson, P.E.
Vice President

Cc:	Jeff Holcomb
J.R. Austgen

Enclosure